SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

QRS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	68-0102251 (IRS Employer Identification No.)

1400 Marina Way South, Richmond, California	94804

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Explanatory Note: This Amendment No. 1 amends the Registration Statement on Form 8-A of QRS Corporation (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on October 18, 2002.

Item 1.    Description of Registrant’s Securities to be Registered.

On February 18, 2003, the Company and Mellon Investor Services LLC (“Mellon”) entered into the First Amendment to the Rights Agreement (the “First Amendment”). The First Amendment amends an exception to the definition of “Acquiring Person” in the Rights Agreement, dated October 17, 2002, between the Company and Mellon (as amended, the “Rights Agreement”), which exception now provides that if the board of directors determines in good faith that a person who would otherwise be an Acquiring Person has become an Acquiring Person inadvertently and the person divests or divested as promptly as practicable a sufficient number of shares so that the person would no longer be an Acquiring Person, then the person shall not be an Acquiring Person for purposes of the Rights Agreement.

The First Amendment is attached as an exhibit and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to such exhibit.

Item 2.    Exhibits.

4.2	First Amendment to the Rights Agreement, dated as of February 18, 2002, between QRS Corporation and Mellon Investor Services LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement (file no. 000-21958) to be signed on its behalf by the undersigned, thereunto duly authorized.

QRS CORPORATION

Date: February 21, 2003	By:	/s/ ELIZABETH A. FETTER

		Name: Title:	Elizabeth A. Fetter President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document Description
Exhibit 4.2	First Amendment to the Rights Agreement, dated as of February 18, 2002, between QRS Corporation and Mellon Investor Services LLC.